Exhibit 21.1

List of Subsidiaries

The following is a list of the subsidiaries of Talmer Bancorp, Inc. as of September 27, 2013:

1.              Talmer Bank and Trust

2.              First Place Bank

3.              First Place Capital Trust

4.              First Place Capital Trust II

5.              First Place Capital Trust III

6.              First Place Holdings, Inc.